Exhibit 99.1

Media Contact:
Kimberly-Clark Corp.
Bob Brand
+1.972.281.5335
bob.brand@kcc.com

Kimberly-Clark Health Care
(Halyard Health)
Jessica Van Derven
+1.770.587.8709
jessica.vanderven@kcc.com

Kimberly-Clark Announces Details for Completion
of Kimberly-Clark Health Care Spin-Off

DALLAS, Oct. 7, 2014 - Kimberly-Clark Corporation (NYSE: KMB) today announced the record date, distribution date and distribution ratio for the previously announced tax-free spin-off of its health care business. The spin-off will form the new publicly traded company, Halyard Health, Inc. Kimberly-Clark also increased its 2014 share repurchase program to take into account expected proceeds as a result of the spin-off.
Kimberly-Clark shareholders will receive one share of Halyard Health common stock for every eight shares of Kimberly-Clark common stock held as of the close of trading on Oct. 23, 2014, the record date for the spin-off. Kimberly-Clark shareholders will receive cash in lieu of any fractional shares. The spin-off is expected to be effective as of the end of the day on Oct. 31, 2014, the distribution date for the spin-off, with 100 percent of the shares of Halyard Health distributed to Kimberly-Clark shareholders.
Before completion of the spin-off, Halyard Health expects to make a one-time cash payment to Kimberly-Clark. As a result, Kimberly-Clark is increasing its 2014 share repurchase target to $2 billion, up from its previous plan of $1.3 to $1.5 billion.
“The spin-off will let Halyard Health pursue its own value-creation opportunities as a focused healthcare company,” said Thomas J. Falk, chairman and chief executive officer of Kimberly-Clark Corp. “Looking ahead, we continue to be optimistic about our prospects to deliver strong returns to shareholders through successful execution of our Global Business Plan.”

Halyard Health has applied to list its shares on the New York Stock Exchange (NYSE) under the symbol “HYH.” Kimberly-Clark expects that a “when-issued” public trading market for Halyard Health common stock will begin on the NYSE on or about Oct. 21, 2014, under the symbol “HYH WI” and will continue through the distribution date. Halyard Health common stock is expected to begin “regular way” trading on the NYSE on Nov. 3, 2014, the first trading day following the distribution date.
No action is required by Kimberly-Clark shareholders to receive shares of Halyard Health common stock in the spin-off. Beginning on or about Oct. 21, 2014, through the distribution date, it is expected that there will be two ways to trade Kimberly-Clark common stock - either with or without the right to receive Halyard Health common stock in the spin-off. Investors are encouraged to consult with their broker and financial and tax advisors regarding the specific implications of buying or selling Kimberly-Clark common stock on or before the distribution date.
The spin-off and the distribution of Halyard Health stock is subject to the U.S. Securities and Exchange Commission (SEC) having declared effective Halyard Health’s registration statement on Form 10. In addition, the spin-off is subject to conditions set forth in a Distribution Agreement between Kimberly-Clark and Halyard Health, the form of which is filed as an exhibit to Halyard Health’s registration statement on Form 10.

About Kimberly-Clark

Kimberly-Clark (NYSE: KMB) and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world’s population trust K-C’s brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the Company’s 142-year history of innovation, visit www.kimberly-clark.com or follow us on Facebook or Twitter.
Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the Company’s website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the Company’s website.

About Halyard Health

Halyard Health, Inc., is a medical technology company focused on advancing health and healthcare by delivering clinically superior products and solutions in infection prevention, surgical solutions, respiratory health, digestive health and pain management. Halyard sells its recognized brands and products in more than 100 countries, and holds leading market positions in multiple categories across the portfolio. The mos

t current amendment to the Company’s Form 10 is available on the SEC Filings page of the Investors section on Kimberly-Clark’s website, www.kimberly-clark.com. For more information, visit www.halyardhealth.com.

Forward-looking Disclosure Statement

This release contains forward-looking statements. Statements regarding the pursuit, consummation or timing of the proposed spin-off, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These risks include but are not limited to actions by governmental and regulatory authorities; delays, costs and difficulties related to the spin-off; general economic and political conditions globally and in the markets in which we do business; and other factors detailed in Halyard Health’s registration statement on Form 10 and Kimberly-Clark’s most recent Form 10-K, Form 10-Qs and other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual events may differ materially from those expressed or implied by the statements.
This communication does not constitute an offer to sell or the solicitation of an offer to buy our or Halyard Health’s securities. In connection with the proposed spin-off, Halyard Health has filed with the SEC a registration statement on Form 10 that includes an information statement. An information statement will be mailed to the shareholders of Kimberly-Clark once the Form 10 has been declared effective by the SEC. INVESTORS ARE ADVISED TO READ THE INFORMATION STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPIN-OFF AND HALYARD HEALTH.

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